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Enventis Portal/Intranet Leadership Blog Message
August 18, 2014

To Enventis Employees:

Momentum continues as we work toward closing on the merger of Enventis and Consolidated Communications (CCI) in the fourth quarter of this year.  To ensure we continue that momentum, today we announce that we will be serving as Transition Officers for both Consolidated Communications and Enventis.  Steve Childers, CCI CFO, will be acting as the CCI Transition Officer and Carol Wirsbinski, Enventis COO, will be serving as the Transition Officer for Enventis.

The key purposes of this transition team are to build relationships between the two companies, identify key tasks and deadlines to close on the merger and to plan for the combined organization after the transaction is closed.  We will  create a collaborative process to facilitate all “get to close”  activities, e.g., SEC and regulatory approvals, shareholder vote, etc., and create  a smooth process for employee communication and assessment  and organizational design, as well to oversee  the initial phases of integration planning.

With respect to integration planning, we are also announcing the opening of the Integration Management Office (IMO).  Barb TenEyck will serve as the IMO Manager for CCI and Greg Tholkes will serve in the same role for Enventis.   Barb and Greg will be tasked with developing the planning framework to identify and to evaluate integration projects and as projects are approved or started, to  ensure alignment and coordination of integration activities, monitoring progress and capturing feedback for discussion and resolution to make integration successful.

Relationship building is a primary focus at this time, as leaders from CCI meet with teams at Enventis to learn more about Enventis’ structure and processes, the company’s strategy and how the company executes on that strategy.

It is an exciting time for both companies as we work toward the merger.  At the same time, we will work together to develop integration plans and continue to provide best-in-class communication products and services for our customers.

Steve Childers	Carol Wirsbinski
Consolidated Transition Officer	Enventis Transition Officer

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2014, among Enventis Corporation (“Enventis”), Consolidated Communications Holdings, Inc. (“Consolidated”) and Sky Merger Sub Inc., a wholly-owned subsidiary of Consolidated.

Consolidated has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of Enventis, which also constitutes a prospectus of Consolidated. Enventis will send to its shareholders the definitive joint proxy statement/prospectus regarding the proposed merger transaction when it becomes available. Enventis urges investors and security holders to read the joint proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about Enventis, Consolidated and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the preliminary joint proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov,  by accessing Consolidated’s filings and Consolidated’s website at www.consolidated.com. In addition, copies of the preliminary joint proxy statement/prospectus and such other documents may be obtained from Enventis free of charge by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248, Attn: Investor Relations, telephone: (507) 386-3765.

Certain Information Regarding Participants

Enventis and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Enventis’ shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the preliminary joint proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Consolidated on August 8, 2014. Copies of the Form S-4 and the joint preliminary proxy statement/prospectus may be obtained free of charge as set forth in the previous paragraph.